Exhibit 16.1

October 9, 2025

Office of Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Respected Commissioners:

We have read the statements made by Global Health Solutions Inc. dba Turn Therapeutics (the “Company”) under section ‘Changes in and Disagreements with Accountants on Accounting and Financial Disclosure’ in the Company’s Registration Statement on Form S-1 dated October 9, 2025.

We agree with the statements concerning our Firm in such section of Form S-1.

With respect to all other matters and information included in Form S-1, we have no basis to either agree or disagree with the statements made therein.

/s/ SetApart Accountancy Corp.

Los Angeles, California